Schedule B
to the DISTRIBUTION AND SERVICE PLAN
(Rule 12b-1 Plan)

(as amended on December 9, 2010 to add Davidson Equity Income Fund, Davidson Small-Mid Equity Fund and Davidson Intermediate Fixed Income Fund)

Series or Fund of Advisors Series Trust
Davidson Equity Income Fund
Davidson Intermediate Fixed Income Fund
Davidson Multi-Cap Equity Fund
Davidson Small-Mid Equity Fund

ADVISORS SERIES TRUST
on behalf of the Funds listed on Schedule B

By:              /s/ Douglas G. Hess
Name:         Douglas G. Hess
Title:           President